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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE
RELEASE

VENOCO, INC. ANNOUNCES FINANCIAL AND OPERATIONAL
RESULTS FOR THE FIRST QUARTER OF 2008

Company Reports Strong Organic Growth &
Production of 21,026 BOE/d

Daily Production up 5% from 4th Quarter 2007 &
up 19% from 1st Quarter 2007; Increase Led by Sacramento Basin

Company Reports Record Adjusted EBITDA

        DENVER, COLORADO, May 12, 2008 /PRNewswire/—Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the first quarter of 2008. Highlights for the quarter included the following:

  •
  Production was 1.9 million barrels of oil equivalent (MMBOE) for the quarter or 21,026 BOE per day (BOE/d), up 5% from 20,100 BOE/d for the fourth quarter 2007 and up 19% from first quarter 2007.

  •
  Adjusted Earnings were $16.5 million, up 400% from $3.3 million for the fourth quarter 2007. Adjusted Earnings adjusts the net losses of $25.5 million in the first quarter 2008 and $60.4 million in the fourth quarter 2007 for unrealized commodity and interest rate derivatives losses. Please see the end of this release for a definition of Adjusted Earnings and a reconciliation of Adjusted Earnings to net income.

  •
  Adjusted EBITDA was $77.5 million, up 42% from $54.4 million for fourth quarter 2007. Please see the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.

  •
  Lease operating expenses were $14.68 per BOE in the quarter, down from $18.34 per BOE in the fourth quarter 2007.

        "We were very pleased to see production ramp up in the quarter and see expenses in line with our yearly forecast," said Tim Marquez, CEO. "We achieved steady production growth in the Sacramento Basin even with a more moderate capital expenditure program this year. We also saw expenses come down after experiencing higher than normal expenses in the fourth quarter."

Capital Investments

        Venoco's first quarter capital expenditures for development and other spending on its properties were approximately $63.7 million, including approximately $46.8 million for drilling and rework activities, and $10.0 million for facilities. In addition, the company spent $5.3 million for acquisitions in its core areas. Total costs incurred for the company's E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized costs, and asset retirement obligations were $70.5 million for the quarter. The company's full-year 2008 capital expenditures budget for exploration and development remains unchanged at $235 million.

        In the first quarter, the company spent approximately $34.1 million or 54% of its development and other capital expenditures on its Sacramento Basin properties as drilling activity continued at a steady pace. In addition, the company continued to expand its hydraulic fracturing program in the Basin. During the quarter, Venoco spud 29 wells, performed 29 workovers and recompletions and hydraulically fractured 16 wells in the Basin.

        "We continue to find drilling upside in the Sacramento Basin and expect to drill more than 100 wells in the Basin this year," Mr. Marquez said. "The initial results from our hydraulic fracturing program remain encouraging. We believe the frac program will complement our drilling program, as well as enhance recompletion opportunities in our existing wells."

        Approximately $13.9 million or 22% of the company's capital expenditures were spent in Southern California, where the company focused on returning wells to production and facility improvements onshore, and on upgrading offshore facilities to improve and expand fluid processing and enhance operating efficiency.

        In Texas, the company spent approximately $12.5 million or 20% of its capital expenditures primarily on returning wells to production and increasing the number of water injection wells. The company also spud one well in Texas during the quarter.

2008 Production

        Venoco expects daily average net production for the year to be between 20,500 and 21,500 BOE/d, an increase of 5 to 10% in average daily net production compared to 2007. The following table details the company's quarterly daily production by region (BOE/d):

Region	1Q 2007	4Q 2007	1Q 2008*
Sacramento Basin	6,902	7,887	9,099
Southern California	7,613	8,274	7,908
Texas	3,155	3,939	4,019
Total	17,670	20,100	21,026

*
Included in the first quarter 2008 production volumes is (i) a true-up of production volumes resulting from the resolution of title issues on certain of the company's Sacramento Basin properties that increased production by 390 BOE/d and (ii) a true-up of a royalty allocation at the West Montalvo field that decreased production by 125 BOE/d.

        "We now have several months' worth of data from our hydraulic fracturing program in the Willows and Grimes area of the Sacramento Basin," Mr. Marquez continued. "With this preliminary information, we are able to begin to model the impact of the frac program and we remain encouraged. In addition to the three wells we frac'd in 2007, we frac'd 16 wells in the first quarter and expect to frac more than 50 wells this year in the Basin."

        In addition to being able to apply hydraulic fracturing to the majority of the 100+ wells the company plans to drill in 2008 in the Willows and Grimes fields, it also has approximately 500 existing wells in the two fields. The company believes the vast majority of these wells could be candidates for hydraulic fracturing in the future.

        "In Texas, we are seeing production increases in the Hastings complex as a result of our facilities projects in 2007. We have added incremental water-injection wells to keep pace with the wells we have returned to production and are pleased to see the production response. Our efforts are intended not only to increase daily production rates, but also to prove up additional reserves in the complex in 2008," said Mr. Marquez.

        In Southern California, production was down slightly in the quarter due mostly to downtime related to offshore wells. Production in the West Montalvo field began to increase during the quarter as a result of improving fluid handling facilities and adding water injection wells to process fluids from returning idle wells to production and reworking existing wells. The offshore delineation well that the company drilled in 2007 was put on permanent production late in the quarter with initial gross oil volumes of more than 400 barrels per day.

        "We had a solid quarter at West Montalvo as a result of a lot of hard work last year in revitalizing this field," said Mr. Marquez. "We are already implementing the next development stages and expect production to rise throughout the year."

        Expectations with respect to future production rates, reserves and capital projects are subject to a number of uncertainties, including those referenced below in "Forward-looking Statements".

Lease Operating Expenses and General & Administrative Costs

        Venoco's lease operating expenses per BOE in the first quarter were $14.68, a decrease of 3% from first quarter 2007 and a decrease of 3% from full-year 2007 of $15.05 per BOE. G&A expenses per BOE in the quarter were $4.74, a decrease of 23% from first quarter 2007 and 6% higher than full-year 2007.

2008 Outlook

        The company has reaffirmed its full-year 2008 guidance as follows:

  •
  Production: 20,500 to 21,500 BOE/d

  •
  Lease Operating Expenses: $15.50 per BOE

  •
  General & Administrative costs (excluding non-cash FAS 123R charges): $3.75 per BOE

  •
  DD&A: $16.00 per BOE

  •
  Capital Expenditures Budget: $235 million

        Expectations with respect to each of these items are subject to a number of uncertainties, including those referenced below in "Forward-looking Statements".

Conference Call and Webcast

        The company will be hosting a conference call on Monday, May 12, 2008 at 9 a.m. Mountain (11 a.m. Eastern) to discuss the first quarter 2008 results. Those wanting to listen and participate in the Q & A portion can do so by calling (800) 798-2796 and using conference code 73282713. International participants can call (617) 614-6204 and use the same conference code. A webcast will also be available by using a link on the Investor Relations page of the company's website at http://www.venocoinc.com. A replay of the conference call will be available for one week by calling (888) 286-8010 or, for International callers, (617) 801-6888, and using pass code 25755246. A replay will also be available on the Venoco website for 30 days.

About the Company

        Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California's Sacramento Basin and operates eighteen fields in Texas.

Forward-looking Statements

        Statements made in this news release relating to Venoco's future production, reserves, capital expenditures, development projects, lease operating, G&A and other expenses and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely affect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company's operations and financial performance, and the forward-looking statements made herein, is available in the company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

        For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

  Source: Venoco, Inc.

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended
	12/31/2007	3/31/2008	% Change	3/31/2007	3/31/2008	% Change
Production Volume:
Oil (MBbls)	1,021	984	-4%	883	984	11%
Natural Gas (MMCF)	4,969	5,576	12%	4,244	5,576	31%

MBOE	1,849	1,913	3%	1,590	1,913	20%

Daily Average Production Volume:
Oil (Bbls/d)	11,098	10,813	-3%	9,811	10,813	10%
Natural Gas (MCF/d)	54,011	61,275	13%	47,156	61,275	30%

BOE/d	20,100	21,026	5%	17,670	21,026	19%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$81.64	$90.84	11%	$49.26	$90.84	84%
Realized hedging gain (loss)	(14.10)	(18.49)	31%	0.35	(18.49)	—

Net realized price	$67.54	$72.35	7%	$49.61	$72.35	46%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$6.74	$7.88	17%	$7.12	$7.88	11%
Realized hedging gain (loss)	0.16	(0.01)	-106%	(0.03)	(0.01)	-66%

Net realized price	$6.90	$7.87	14%	$7.09	$7.87	11%

Average Sale Price per BOE(1)	$55.45	$59.21	7%	$45.54	$59.21	30%
Expense per BOE:
Lease operating expenses	$18.34	$14.68	-20%	$15.09	$14.68	-3%
Production/ad valorem taxes	3.24	2.05	-37%	0.69	2.05	201%
Transportation expenses	0.88	0.68	-23%	1.18	0.68	-43%
Depreciation, depletion and amortization	15.83	16.33	3%	12.96	16.33	26%
General and administrative	3.85	4.74	23%	6.16	4.74	-23%
Interest expense, net	8.39	7.63	-9%	8.38	7.63	-9%

(1)
Average Sale Price is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums, divided by sales volumes.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
($ in thousands)

	Quarter Ended		Quarter Ended
	12/31/2007	3/31/2008	3/31/2007	3/31/2008
REVENUES:
Oil and natural gas sales	$116,451	$136,958	$73,639	$136,958
Commodity derivative gains (losses), net	(108,932)	(74,929)	(18,714)	(74,929)
Other	776	785	813	785

Total revenues	8,295	62,814	55,738	62,814
EXPENSES:
Oil and natural gas production	39,902	32,009	25,087	32,009
Transportation expense	1,636	1,297	1,877	1,297
Depletion, depreciation and amortization	29,280	31,246	20,599	31,246
Accretion of asset retirement obligation	1,402	993	773	993
General and administrative	7,112	9,066	9,795	9,066

Total expenses	79,332	74,611	58,131	74,611

Income from operations	(71,037)	(11,797)	(2,393)	(11,797)
FINANCING COSTS AND OTHER:
Interest, net	15,520	14,589	13,279	14,589
Amortization of deferred loan costs	986	999	1,245	999
Interest rate derivative (gains) losses, net	8,622	13,971	48	13,971

Total financing costs and other	25,128	29,559	14,572	29,559

Income (loss) before taxes	(96,165)	(41,356)	(16,965)	(41,356)
Income tax provision (benefit)	(35,800)	(15,900)	(6,600)	(15,900)

Net income (loss)	$(60,365)	$(25,456)	$(10,365)	$(25,456)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
UNAUDITED
($ in thousands)

	12/31/07	3/31/08
ASSETS
Cash and cash equivalents	$9,735	$14,397
Accounts receivable	55,597	67,241
Inventories	10,377	8,250
Prepaid expenses and other current assets	4,391	4,815
Income tax receivable	6,725	6,625
Deferred income taxes	21,967	35,167
Commodity derivatives	7,780	2,986

Total current assets	116,572	139,481
Net property, plant and equipment	1,131,032	1,170,804
Total other assets	17,881	16,935

TOTAL ASSETS	$1,265,485	$1,327,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$82,094	$58,918
Undistributed revenue payable	11,298	9,237
Accrued interest	6,839	8,978
Current maturities of long-term debt	3,449	2,583
Commodity and interest derivatives	68,756	98,587

Total current liabilities	172,436	178,303
LONG-TERM DEBT	691,896	744,469
DEFERRED INCOME TAXES	16,607	13,920
COMMODITY AND INTEREST DERIVATIVES	87,224	114,708
ASSET RETIREMENT OBLIGATIONS	51,720	54,130

Total liabilities	1,019,883	1,105,530
Total stockholders' equity	245,602	221,690

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,265,485	$1,327,220

GAAP RECONCILIATIONS

        In addition to net income determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods. Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

        We define Adjusted Earnings as net income (loss) before the after-tax effects of unrealized commodity and interest rate derivative gains and losses. We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income as reported in accordance with GAAP.

        We define Adjusted EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) the cumulative effect of change in accounting principle, (vii) unrealized gains and losses on derivative instruments, (viii) non-cash expenses relating to the amortization of derivative premiums and (ix) non-cash expenses relating to share-based payments under FAS 123R. Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

        We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance. Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

UNAUDITED
($ in thousands)

	Quarter Ended
	12/31/2007	3/31/2008
Adjusted Earnings Reconciliation:
Net income (loss)	$(60,365)	$(25,456)
Plus:
Unrealized commodity (gains) losses	91,351	54,609
Unrealized interest rate derivative (gains) losses	8,816	13,554
Tax effects of items above	(36,468)	(26,206)

Adjusted Earnings	$3,334	$16,501

	Quarter Ended		Quarter Ended
	12/31/2007	3/31/2008	3/31/2007	3/31/2008
Adjusted EBITDA Reconciliations:
Net income (loss)	$(60,365)	$(25,456)	$(10,365)	$(25,456)
Plus:
Interest, net	15,520	14,589	13,279	14,589
Interest rate derivative (gains) losses—realized	(193)	417	24	417
Income taxes	(35,800)	(15,900)	(6,600)	(15,900)
DD&A	29,280	31,246	20,599	31,246
Amortization of deferred loan costs	986	999	1,245	999
Share-based payments	800	1,340	1,140	1,340
Amortization of derivative premiums	3,986	2,057	1,898	2,057
Unrealized commodity derivative (gains) losses	91,350	54,609	16,990	54,609
Unrealized interest rate derivative (gains) losses	8,815	13,554	24	13,554

Adjusted EBITDA	$54,379	$77,455	$38,234	$77,455

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  Exhibit 99.1